AgFeed Industries Acquires Five Chinese Hog Farms

-Strategic Acquisitions Quickly Building Total Hog Farm Capacity to Reach 120,000 Annual Hog Production -

Nanchang, Jiangxi Province, China, January 15, 2008 -- AgFeed Industries, Inc. (NasdaqGM: FEED), a leading premix animal nutrition and hog producer in China, announced today that it has acquired majority interests ranging from 55 to 100 percent in five hog farms located in China’s Jiangxi province where the Company’s headquarters are located. AgFeed assumed majority ownership of each of the hog farms with the original owners maintaining minority stakes and staying on as operational management. Including its existing Lushan breeder hog farm, which was acquired in November 2007, AgFeed expects to achieve total production of approximately 120,000 hogs for 2008 from these six hog farms.

These acquisitions were completed with the Company’s available corporate funds. AgFeed acquired the interests in the hog farms for an aggregate of approximately $5.3 million, with $1.06 million paid at closing and the remainder payable in two installments due in February and March 2008. Under the terms of the transaction documents, AgFeed will lease the underlying facilities from the original owners under 10-year lease agreements. The lease agreements call for AgFeed to pay the original owners rent in the amount of 35 RMB (approximately US$4.75) for each hog sold in exchange for use of the facilities.

Songyan Li, Ph.D., Chairman of AgFeed, commented: “These acquisitions were completed at less than a three times projected 2008 forward Price-to-Earnings ratio. We are executing our growth strategy of developing our hog raising business and quickly expanding production capacity to achieve economies-of-scale through strategic acquisitions. As pork prices remain at current high prices, or even continue to rise in China, AgFeed is well positioned to benefit greatly from a favorable hog market environment in China. We see AgFeed’s growth trend continuing.”

Junhong Xiong, AgFeed’s CEO, commented: “This is another step in AgFeed’s growth strategy in 2008 to develop both its premix feed and hog raising businesses through strategic and synergistic acquisitions as well as organic growth. Agfeed is in a strong position to complete additional hog farm acquisitions as we have the natural advantage of having supplied premix hog feed to many commercial hog farms over the last decade. There is a high level of trust that has developed over the years between AgFeed and many commercial hog farm owners. Our announced entry into the hog raising industry strengthens our relationships with them as many of them welcome AgFeed’s continued commitment. This positive attitude has made our hog farm acquisition strategies executable in a highly cost-and-time-efficient manner. At the current market price of approximately $220 per meat hog and net margins of up to 30%, AgFeed plans to pursue additional hog farm acquisitions in the near future.”

Independent Directors and Company Counsel Visit AgFeed’s Headquarters

AgFeed’s independent board members, Messrs. Arnold Staloff - Chairman of the Audit Committee and Fredric Rittereiser - independent board member, and AgFeed’s legal counsel, Selig Sacks of Pryor Cashman LLP, visited AgFeed’s operations in China last week. The delegation visited AgFeed’s feed production facilities, feed chain stores and hog farms and participated in the grand opening ceremony of one of AgFeed’s distribution outlets.

About AgFeed Industries, Inc.

AgFeed is a U.S. public company listed on the NASDAQ Global Market. Through its operating subsidiaries in China, AgFeed is a market leader in China's fast growing premix animal nutrition industry. AgFeed also entered into China's hog raising industry in 2007. The premix market in which Agfeed operates is an approximately $1.6 billion segment of China's animal feed market, an industry which generated approximately $40 billion in 2006, according to the China Feed Industry Association. For more information, please log on www.agfeedinc.com

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact:

Investor Relations:
The Global Consulting Group
Kevin Theiss
Tel: 646-284-9409
Email: ktheiss@hfgcg.com

Company Contact:

AgFeed Industries, Inc.
Mr. Sam Zhou, Corporate Development
Tel: 011-86-13925912908
Email: info@agfeedinc.com